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                                                                    EXHIBIT 99.3




                           INFORMATION RESOURCES, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                       FOR

                                JOSEPH P. DURRETT


                            EFFECTIVE: APRIL 30, 1999
















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                           INFORMATION RESOURCES, INC.
          SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR JOSEPH P. DURRETT

I.       PURPOSE

         The purpose of the Information Resources, Inc. Supplemental Executive Retirement Plan for Joseph P. Durrett is to provide a means whereby the Company may afford Joseph P. Durrett with the opportunity for additional retirement income and financial security as he renders valuable services and provides leadership for the Company.

         The Company hereby declares that its intention is to create an unfunded plan primarily for the purpose of providing a select group of management or highly compensated employees of the Company with supplemental income. The Plan is not intended to qualify under Section 401(a) of the Code or to be subject to Parts 2, 3, or 4 of Title I of ERISA. The Plan is maintained for the purpose of providing supplemental retirement benefits for a key executive within the meaning of Section 301(a)(3) of ERISA.

II.      DEFINITIONS

2.01 "Administrative Committee" and "Committee" mean the Plan Committee appointed pursuant to Article VI to manage and administer the Plan.

2.02 "Beneficiary" means the person, persons or trust who under the Plan, has been designated by the Participant to be entitled to receive the Participant's interest in the event of the Participant's death, or if no beneficiary has been designated, the Participant's spouse on the date of his death. If there is no surviving spouse of the Participant, then the beneficiary shall be the Participant's estate.

2.03 "Board of Directors" means the Board of Directors of Information Resources, Inc. or any committee acting within the scope of the Board of Directors' authority.

2.04 "Cause" shall have the same meaning as under Section 5.4 of the Employment Agreement (as defined in Section 2.08, below).

2.05 "Change of Control" shall have the same meaning as under Section 4.0(b) of the Employment Agreement (as defined in Section 2.08, below).

2.06 "Company" means Information Resources, Inc. (also known as "IRI"), and its successors and assigns.

2.07 "Disability" shall have the same meaning and shall be determined in the same manner as under Section 3.0 of the Employment Agreement (as defined in Section 2.08, below).

2.08 "Employment Agreement" means the Employment Agreement effective April 30, 1999 between Information Resources, Inc. and Joseph P. Durrett.


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2.09     "ERISA" means the Employee Retirement Income Security Act of 1974.

2.10 "Good Reason" shall have the same meaning as under Section 5.2 of the Employment Agreement.

2.11     "Participant" means Joseph P. Durrett.

2.12 "Plan" means the Information Resources, Inc. Supplemental Executive Retirement Plan for Joseph P. Durrett, as amended from time to time.

2.13 "Plan Benefit" means a lump-sum payment of $1,614,000. The amount of the benefit provided under the Plan has been agreed to by the Participant and the Company and is intended to be the actuarial equivalent of a $150,000 annual benefit payable over eighteen (18) years using a discount interest rate of seven percent (7%). If Section
         4.04 applies, the Plan Benefit will be the actuarial equivalent present value of $1,614,000, at a discount interest rate of seven percent (7%), as of the Participant's date of employment termination.

2.14     "Plan Effective Date" means April 30, 1999.

2.15 "Retirement Date" means the date that is the later to occur of (i) the date Participant attains age 63 or (ii) the date of termination of Participant's employment with the Company.

2.16 Supplemental Executive Retirement Plan Trust" and "Trust" mean the Information Resources, Inc. Supplemental Executive Retirement Plan Trust, an irrevocable grantor trust or trusts established by the Company in accordance with Section 8.10 with an independent trustee for the benefit of person(s) entitled to receive payments under this Plan.

2.17 "Termination Date" shall mean (i) in the case of the Participant's death, his date of death; (ii) if the Participant's employment is terminated for Disability, the termination date specified in a written notice delivered by the terminating party to the other party in accordance with Section 5.6 of the Employment Agreement; (iii) if the Participant terminates his employment other than for Good Reason, the termination date specified in the No Cause Notice delivered in accordance with Section 5.1 of the Employment Agreement or such other date designated by the Company in the event that it waives the Participant's notice requirement; (iv) if the Executive's employment is terminated for any other reason, the date specified in the notice of termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such notice of termination is given in accordance with Section 5.4 of the Employment Agreement, and, in the case of termination for Good Reason, shall not be later than sixty (60) days from the date specified in the Good Reason Notice in accordance with Section 5.2 of the Employment Agreement).


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2.18     "Years of Service" means the number of full twelve (12) month periods the Participant is employed by the Company. For purposes of this Plan, the Participant shall have seven (7) Years of Service on April 30, 2006.

III.     ELIGIBILITY; VESTING

3.01 Eligibility to Participate. Participation in the Plan shall be limited to Joseph P. Durrett.

3.02 Vesting. Except as otherwise provided in Sections 4.02, 4.03, and 4.04, below, the Participant shall be vested in the Plan Benefit upon the completion of seven (7) Years of Service with the Company. In accordance with Section 4.10 of the Plan, if Participant's Termination Date occurs for reasons of Cause, or as a result of a breach of any obligation under Articles VI, VII, or VIII of his Employment Agreement, the Participant's Plan Benefit shall be permanently forfeited and no amount will be payable to the Participant or his Beneficiary. In no event shall the Plan Benefit be paid either in whole or in part while Participant continues in the employment of the Company.

IV.      DISTRIBUTIONS

4.01 Distribution on Retirement Date. If, at any time after the Participant has completed seven (7) Years of Service with the Company prior to terminating employment with the Company without Cause, or voluntarily terminating employment with the Company with or without Good Reason, then, upon the attainment of his Retirement Date, he shall be entitled to receive the Plan Benefit. In no event shall the Plan Benefit be paid, either in whole or in part, while Participant is an employee of the Company.

4.02 Distribution on Disability. If the Participant incurs a Disability at any time after completing seven (7) Years of Service with the Company, resulting in the termination of his employment and/or Employment Agreement, then the Participant will be entitled to receive the benefit provided under Section 2.13 in a lump-sum, which sum shall be payable within 90 days of the termination of Participant's employment with the Company, whether or not Participant attained age 63 as of his Termination Date. If, at any time before Participant has completed seven (7) Years of Service with the Company, Participant sustains a Disability resulting in the termination of his employment, then Participant shall be entitled to receive a lump sum payment of the actuarially equivalent present value of the benefit provided under
         Section 2.13 (determined at a discount interest rate and based on actuarial assumptions of an independent benefits consultant which is reasonably acceptable to Participant and the Company), which sum shall be payable within 90 days of the termination of Participant's employment with the Company, whether or not Participant attained age 63 as of his Termination Date.

4.03     Distribution on Death. If the Participant dies after completing seven
         (7) Years of Service with the Company, the Participant's Beneficiary will be entitled to receive the benefit provided under Section 2.13 in a lump-sum, which sum shall be payable within 90 days of the Participant's date of death, whether or not



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         Participant had attained age 63 as of the date of his death. If, at any time before Participant has completed seven (7) Years of Service with the Company, Participant dies, then Participant's Beneficiary shall be entitled to receive a lump sum payment of the actuarially equivalent present value of the benefit provided under Section 2.13 (determined at a discount interest rate and based on actuarial assumptions of an independent benefits consultant which is reasonably acceptable to Participant and the Company), which sum shall be payable within 90 days of the Participant's date of death, whether or not Participant had attained age 63 as of the date of his death.

4.04 Change of Control. Upon the Participant's termination of employment following a Change of Control (other than a termination for Cause), unless the Participant has breached, prior to such termination, any of his obligations under Articles VI, VII, or VIII of the Employment Agreement, the Participant shall be entitled to receive a lump sum payment of the actuarially equivalent present value of the benefit provided under Section 2.13. The present value of the benefit shall be determined using actuarial assumptions determined by an independent benefits consultant who is reasonably acceptable to the Participant and the Company. The benefit payable pursuant to this Section 4.04 shall be paid to the Participant as soon as practicable after his termination regardless of whether the Participant has attained age 63 or completed seven (7) Years of Service with the Company as of his termination date.

4.05 Withholding; Taxes. To the extent required by the law in effect at the time payment is made, the Company shall withhold any taxes required to be withheld by the federal, state or local government. Payments made following the death of the Participant may be subject to other appropriate documents, including tax waivers.

4.06 Recipients of Payment: Designation of Beneficiary. Any payment to be made by the Company under the Plan shall be made to the Participant during his lifetime. If the Participant dies and the Plan Benefit is payable to the Participant's Beneficiary under Section 4.03, such benefit shall be made by the Company to the Beneficiary determined in accordance with this Section 4.06. The Participant may designate a Beneficiary by filing a written notice of such designation with the Committee in such form as the Committee requires and may include contingent Beneficiaries. The Participant may from time to time change the designated Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. If community property law applies, the Participant shall obtain the written consent of his spouse before filing a written notice of the designation of a non-spouse Beneficiary. Such written spousal consent shall accompany the written notice when such notice of designation is filed with the Committee. A change in beneficiary designation shall be deemed to be effective upon its receipt by the Committee.

4.07 Distributions in Cash. All benefit payments due pursuant to this Plan shall be paid in United States Dollars.

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4.08     Forfeiture. Participant shall forfeit the Plan Benefit in its entirety and shall not be entitled to receive payment of the Plan Benefit, or any portion thereof, if (i) the Participant has not completed seven (7) Years of Service with the Company (except in the event of the Participant's Disability or death, or the Participant's termination of employment following a Change of Control, as set forth in Sections 4.02, 4.03 and 4.04, respectively), or (ii) at any time, whether before or after Participant has completed seven (7) Years of Service with the Company, the Company terminates his employment for Cause or Participant breaches, during the period of his employment, any of his obligations under Articles VI, VII, or VIII of his Employment Agreement.

V.       CLAIM FOR BENEFITS PROCEDURE

5.01 Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Committee. If such claim for benefits is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

         a)  The specific reason or reasons for the denial of the claim;

         b) A reference to the relevant Plan provisions upon which the denial is based;

         c) A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

         d)  An explanation of the Plan's claim review procedure.

5.02 Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of the denial of a claim, the claimant may file a written request within ninety (90) days to the Committee requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant's appeal of the denial of his or her claim, he or she may review relevant documents and may submit issues and comments in writing. To provide for fair review and a full record, the claimant must submit in writing all facts, reasons and arguments in support of his or her position within the time allowed for filing a written request for review. All issues and matters not raised for review will be deemed waived by the claimant.

5.03 Decision Upon Review of a Denial of a Claim for Benefits. The Committee shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant's request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case, the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:


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         a)  Include specific reasons for the decision;

         b) Be written in a manner calculated to be understood by the claimant; and

         c) Contain specific references to the relevant Plan provisions upon which the decision is based.

         The decision of the Committee shall be final and binding in all respects on the Company, the claimant and any other person claiming an interest in the Plan through or on behalf of the claimant. No litigation may be commenced by or on behalf of a claimant with respect to this Plan until after the claim and review process described in this
         Article V has been exhausted. Judicial review of Committee action shall be limited to whether the Committee acted in an arbitrary and capricious manner.

VI.      ADMINISTRATION

6.01 Plan Administrative Committee. The Plan shall be administered by the Administrative Committee. The Administrative Committee may assign duties to an officer or other employees of the Company, and may delegate such duties as it sees fit. A member of the Administrative Committee who is a Participant or Beneficiary shall not be involved in the decisions of the Administrative Committee regarding any determination of any specific claim for benefit with respect to himself or herself.

6.02 General Rights, Powers and Duties of Administrative Committee. The Administrative Committee shall be responsible for the management, operation and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have complete discretion to exercise the following powers and duties:

         a) To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

         b) To administer the Plan in accordance with its terms and any rules and regulations it establishes;

         c) To maintain records concerning the Plan sufficient to prepare reports, returns, and other information required by the Plan or by law;

         d) To construe and interpret the Plan, and to resolve all questions arising under the Plan with binding effect;

         e) To direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;


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         f)  To employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be a Participant or Beneficiary in the Plan or be employed by or represent the Company, as it deems necessary for the effective exercise of its duties, and may delegate to such persons any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate, and the Committee shall be responsible for the prudent monitoring of their performance; and

         g) To be responsible for the preparation, filing, and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

6.03 Information to be Furnished to Committee. The records of the Company shall be the determinative source for any relevant information regarding the Participant's employment with the Company including, but not limited to, the Participant's Retirement Date, Disability, Years of Service, compensation, and personal data. The Participant and his Beneficiary shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

6.04 Indemnification. No member of the Administrative Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct (or that of the Committee in which he or she participated); nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company. This indemnification shall not duplicate, but may supplement, any coverage available under any applicable insurance coverage.

VII.     AMENDMENT AND TERMINATION

7.01 Amendment/Termination. This Plan may not be amended or terminated unless agreed to in writing by both the Company and the Participant.

VIII.    MISCELLANEOUS

8.01 Separation of Plan: No Implied Rights. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving the Participant, his Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Company in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan.

8.02 No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits



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         which become payable hereunder shall be paid from the general assets of the Company. The Participant (or his Beneficiary in the event of his death) is solely a general creditor of the Company and has only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

8.03 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.

8.04 Offset. If, at the time payment is to be made hereunder, the Participant or his Beneficiary is indebted or obligated to the Company, then the payment remaining to be made to the Participant or his Beneficiary may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation. However, an election by the Company not to reduce any such payment shall not constitute a waiver of its claim, or prohibit or otherwise impair the Company's right to offset future payment for such indebtedness or obligation.

8.05 Protective Provisions. In order to facilitate the payment of benefits hereunder, the Participant shall cooperate with the Company by furnishing any and all information requested by the Company, including taking such physical examinations as the Company may deem necessary, and taking such other actions as may be requested by the Company.

8.06 Non-assignability. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the benefit payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

8.07 Gender and Number. Wherever appropriate herein, the masculine may mean feminine and the singular may mean the plural, or vice versa.

8.08 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Administrative Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.


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8.09     Governing Laws. The Plan shall be construed and administered solely by rules of Federal law applicable to unfunded deferred compensation plans provided to a select group of management or highly compensated employees within the meaning of the applicable provisions of ERISA.

8.10 Supplemental Executive Retirement Plan Trust. The Company may, but shall be under no obligation to, establish a Trust with (an) independent trustee(s), and shall comply with the terms of the Trust. The Company may transfer to the trustee(s) an amount of cash, marketable securities, or other property acceptable to the trustee(s) ("Trust Property") equal in value to all or a portion of the amount necessary, calculated in accordance with the terms of the Trust, to pay the Company's obligations under the Plan (the "Funding Amount"), and may make additional transfers to the trustee(s) as may be necessary in order to maintain the Funding Amount. Trust Property so transferred shall be held, managed, and disbursed by the trustee(s) in accordance with the terms of the Trust. To the extent that Trust Property shall be used to pay the Company's obligations under the Plan, such payments shall discharge obligations of the Company; however, the Company shall continue to be liable for amounts not paid by the Trust. Trust Property will nevertheless be subject to claims of the Company's creditors in the event of bankruptcy or insolvency of the Company, and the Participant's rights under the Plan and Trust shall at all times be subject to the provisions of Section 8.02.

8.11 Incapacity of Recipient. If the Participant or Beneficiary is deemed by the Committee to be incapable of personally receiving and giving valid receipt of the payment of the Plan Benefit, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefore.

8.12 Unclaimed Benefit. The Participant shall keep the Committee informed of his current address and the current address of his Beneficiary. The Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three (3) years after the date on which payment of the Participant's Plan Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of the Participant, the Committee is unable to locate the Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.


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IN WITNESS WHEREOF, the Company has adopted the Information Resources, Inc.
Supplemental Executive Retirement Plan for Joseph P. Durrett effective as of April 30, 1999.

INFORMATION RESOURCES, INC.


By:
   ---------------------------------

Its:
    --------------------------------



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